                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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             FORM 4                                                                                           OMB APPROVAL
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:           3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:     September 30, 1998
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    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
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1. Name and Address of Reporting Person *


FRIBOURG                    MICHEL
   (Last)                   (First)                 (Middle)

277 Park Avenue
                            (Street)

New York                    New York                 10172
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

Overseas Shipholding Group, Inc.


3. IRS or Social Security Number of Reporting Person (Voluntary)



4.  Statement of Month/Year

7/97


5. If Amendment, Date or Original (Month/Year)



6.  Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                          10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                                   Code         Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ---------------  -------------  -----------
Common Stock                      7/16/97                      2,823,241   D    not            0                *        not
                                                                                applicable                               applicable

-----------------------------  --------------  -------------  ----------  ---   -------  ---------------  -------------  -----------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 8-92)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6. Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-      cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-        piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)       (Month/Day/
                                            ative         Day/                                                   Year)
                                            Secur         Year)     -------------  -------------------------  ----------------------
                                                                                                                 Date      Expira-
                                                                        Code            (A)          (D)         Exer-     tion
                                                                                                                 cisable   Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------


7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------

---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

* Michel Fribourg and Fribourg Investment Company L.P. contributed by written instruments of transfer dated March 12, 1992, 1,282,513 and 1,540,728 shares of the common stock of the issuer, respectively, to Fribourg Enterprises L.P. Fribourg Enterprises L.P. contributed by written instruments of transfer dated October 25, 1996, 2,823,241 shares of common stock of the issuer to Fribourg Grandchildren Family L.P. On July 16, 1997, Fribourg Enterprises L.P., through which Michel Fribourg beneficially owned the 2,823,241 shares of common stock of the issuer as the indirect managing general partner of Fribourg Grandchildren Family L.P., was converted to Fribourg Enterprises, LLC a limited liability company of which Mr. Fribourg is a non-managing member and therefore no longer beneficially owns such stock.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.




         /s/ Michel Fribourg                              July 29, 1997
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    **Signature of Reporting Person                           Date